Advanced Battery Announces $10 Million Share Repurchase Program

Board of Directors Unanimously Approves Chairman Fu’s Request to Repurchase Shares

NEW YORK, NY.  June 30, 2011 (GLOBE NEWSWIRE) -- Advanced Battery Technologies, Inc. (Nasdaq:ABAT), a leading developer, manufacturer and distributor of rechargeable polymer lithium-ion batteries as well as a manufacturer of electric vehicles, announced that its Board of Directors today unanimously approved a share repurchase program that authorizes the Company to repurchase up to $10 million of the Company’s common stock in the open market.  Purchases will be made at the discretion of management, with the timing dependant on prevailing market conditions.  The goal of the program will be to increase the per-share equity of the remaining shareholders.

Chairman of the Board and CEO, Mr. Fu Zhiguo, stated: “Over the past three months we all have witnessed the dramatic decline in the market price of our common stock driven by online reports inaccurately depicting the Company’s financial and production status.   We continue to stand by the accuracy of our public filings and we steadfastly stand by our quality products and by the good people that work so hard to produce them.  Our confidence in ABAT is made evident today by this share repurchase program.  We want to again thank our shareholders for their support through these trying times.”

 About Advanced Battery Technologies, Inc.

Advanced Battery Technologies, Inc. (Nasdaq:ABAT), founded in September 2002, develops, manufactures and distributes rechargeable Polymer Lithium-Ion (PLI) batteries. The Company's products include rechargeable PLI batteries for electric automobiles, motorcycles, mine-use lamps, notebook computers, walkie-talkies and other electronic devices. ABAT's batteries combine high-energy chemistry with state-of-the-art polymer technology to overcome many of the shortcomings associated with other types of rechargeable batteries. Early in 2009, the Company acquired Wuxi Angell Autocycle Co. Ltd., an electric vehicle manufacturer, and renamed it Wuxi Zhongqiang Autocycle Co., Ltd. ("Wuxi ZQ").  The Company has a New York office, with its executive offices and manufacturing facilities in China.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's services and projects and the Company's continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

For further information, contact:

Rubenstein Investor Relations
Tim Clemensen
212-843-9337
TClemensen@RubensteinIR.com